Exhibit 99.1

ARKO Corp. Reports Fourth Quarter and Full Year 2025 Results

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest operators of convenience stores and wholesalers of fuel in the United States, today announced financial results for the fourth quarter and the full year ended December 31, 2025.

Fourth Quarter and Full Year 2025 Key Highlights (vs. Year-Ago Period) 1,2

•
Net income for the quarter increased to $1.9 million compared to a net loss of $2.3 million. For the year, net income increased 9.1% to $22.7 million compared to $20.8 million.
•
Adjusted EBITDA for the quarter increased 15.6% to $65.7 million compared to $56.8 million. For the year, Adjusted EBITDA was $248.7 million compared to $248.9 million, and above the mid-point of the Company’s original guidance announced at the beginning of 2025, which was $233.0 million to $253.0 million.
•
Merchandise margin for the quarter increased to 34.4% compared to 33.0%. For the year, merchandise margin increased to 33.7% compared to 32.8%.
•
Retail fuel margin for the quarter increased to 44.5 cents per gallon compared to 38.7 cents per gallon. For the year, retail fuel margin increased to 42.8 cents per gallon compared to 39.6 cents per gallon.

Other Key Highlights

•
On February 13, 2026, the Company’s subsidiary, ARKO Petroleum Corp. (Nasdaq: APC) completed its initial public offering of 11,111,111 shares of its Class A common stock at a price to the public of $18.00 per share (“APC IPO”). The Company owns 35,000,000 shares of APC’s Class B common stock, representing 75.9% of the economic interests in APC (not including the underwriters’ currently unexercised overallotment option). APC is the primary operating entity for the Company’s wholesale, fleet fueling, and GPMP segments.
•
The Company applied the approximately $184 million of proceeds from the APC IPO to reduce debt and enhance financial flexibility.
•
As part of the Company’s ongoing transformation plan, the Company converted 62 retail stores to dealer locations during the fourth quarter, and 256 store conversions for the year ended December 31, 2025, bringing total conversions since program inception in the middle of 2024 to 409 sites. The Company has approximately 120 additional sites committed either under letter of intent, under contract or already converted since December 31, 2025. The Company expects to complete these conversions, along with additional conversions, by the end of 2026. The Company continues to expect that, at scale, its channel optimization will deliver a cumulative annualized operating income benefit of more than $20 million, before G&A savings. In addition, the Company has identified more than $10 million in expected cumulative G&A savings with an opportunity for upside as the Company continues to execute the site conversion strategy in 2026.
•
The Company advanced additional targeted capital allocation toward strategic sub-segments of its retail stores, with the goal of increasing traffic and improving profitability.
•
In June of 2025, the Company introduced its new fas craves format designed to elevate the customer experience and better reflect the Company’s commitment to foodservice, convenience, efficiency, and value. Since the launch of the flagship location in June 2025, the Company completed several additional remodels. Early results from remodeled stores have shown double-digit increases in merchandise sales and fuel gallons, improved category performance across multiple departments, and positive impact on basket size and traffic. The Company is planning approximately 25 remodels, all which will feature the fas craves food and beverage elements. The Company also plans to expand components of fas craves food and beverage to certain non-remodeled stores.

1 See Use of Non-GAAP Measures below.

2 All figures for fuel costs, fuel contribution and fuel margin per gallon exclude the estimated fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

The Company continued to expand its network through new-to-industry (NTI) retail stores, opening two new retail stores and a Dunkin’ store in 2025. Three NTI retail stores are expected to open in 2026, of which two opened thus far in 2026, as well as three Dunkin' stores.
•
In addition, the Company is targeting 20 NTI fleet fueling locations with target openings during 2026, 10 of which the Company is currently advancing, reflecting the attractive, durable cash flow profile of its fleet fueling business.
•
The Board of Directors declared a quarterly dividend of $0.03 per share of common stock to be paid on March 20, 2026 to stockholders of record as of March 10, 2026.

“Our strong fourth quarter results demonstrate the material, tangible benefits of the transformative actions we have taken throughout 2025,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “Adjusted EBITDA increased approximately 16% quarter-over-quarter, merchandise margin expanded 140 basis points, and retail operating expenses declined approximately 16%, reflecting the impact of our conversions of retail sites to dealer locations and improved cost discipline across our retail model. While our customers remain value-focused, we are encouraged by improving trends exiting the year and believe that our transformative actions position us well for 2026 and beyond.”

Mr. Kotler continued: “With the successful completion of the APC IPO, we have strengthened our balance sheet, and created two focused platforms positioned to drive long-term growth and value. At APC, we have a significant opportunity to capture share in a highly fragmented market through both organic and inorganic growth initiatives, all while maintaining prudent capital allocation.”

Fourth Quarter and Full Year 2025 Segment Highlights

Retail

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Fuel gallons sold	218,739	258,856	922,726	1,080,990
Same store fuel gallons sold decrease (%) [1]	(4.1%)	(4.4%)	(5.4%)	(6.1%)
Fuel contribution [2]	$97,436	$100,212	$394,708	$428,216
Fuel margin, cents per gallon [3]	44.5	38.7	42.8	39.6
Same store fuel contribution [1,2]	$95,409	$88,535	$384,986	$383,453
Same store merchandise sales decrease (%) [1]	(3.0%)	(4.3%)	(4.1%)	(5.4%)
Same store merchandise sales excluding cigarettes decrease (%) [1]	(1.8%)	(2.1%)	(2.7%)	(3.8%)
Merchandise revenue	$338,116	$408,826	$1,482,454	$1,767,345
Merchandise contribution [4]	$116,247	$134,873	$499,781	$579,569
Merchandise margin [5]	34.4%	33.0%	33.7%	32.8%
Same store merchandise contribution [1,4]	$113,773	$114,058	$486,069	$497,325
Same store site operating expenses [1]	$153,411	$152,528	$657,534	$657,394

[1] Same store is a common metric used in the convenience store industry. The Company considers a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[3] Calculated as fuel contribution divided by fuel gallons sold.
[4] Calculated as merchandise revenue less merchandise costs.
[5] Calculated as merchandise contribution divided by merchandise revenue.

Merchandise contribution for the fourth quarter of 2025 decreased by $18.6 million, or 13.8%, compared to the fourth quarter of 2024, while merchandise margin increased by 140 basis points to 34.4% for the fourth quarter of 2025 compared to 33.0% for the prior year period. The decrease in merchandise contribution was due to an $18.7 million decrease related to retail stores that were closed or converted to dealer locations in the past year and a $0.3 million decrease in same store merchandise contribution.

For the year ended December 31, 2025, merchandise contribution decreased by $79.8 million, or 13.8%, compared to the year ended December 31, 2024, while merchandise margin increased to 33.7% for the year ended December 31, 2025 compared to 32.8% for the prior year period. The decrease in merchandise contribution was due to a $71.7 million decrease related to retail stores that were closed or converted to dealer locations since the middle of 2024 and a $11.3 million decrease in same store merchandise contribution, primarily caused by a decline in customer transactions reflecting the challenging macroeconomic environment as well as severe weather conditions in January and February 2025 in certain of the markets in which the Company operates. These decreases were partially offset by an increase in merchandise contribution of $2.1 million from the SpeedyQ acquisition that closed in April 2024.

Fuel contribution for the fourth quarter of 2025 decreased by $2.8 million, or 2.8%, compared to the fourth quarter of 2024, primarily due to a $10.0 million decrease in retail fuel contribution related to retail stores that were closed or converted to dealer locations in the past year, partially offset by a same store fuel contribution increase of $6.9 million. Fuel margin of 44.5 cents per gallon increased 5.8 cents per gallon compared to the fourth quarter of 2024.

For the year ended December 31, 2025, fuel contribution decreased by $33.5 million, or 7.8%, compared to the year ended December 31, 2024, primarily due to a $37.1 million decrease in retail fuel contribution related to retail stores that were closed or converted to dealer locations since the middle of 2024, partially offset by a same store fuel contribution increase of $1.5 million and incremental fuel contribution from the SpeedyQ Acquisition of approximately $1.2 million. Fuel margin of 42.8 cents per gallon increased 3.2 cents per gallon compared to the year ended December 31, 2024.

For the fourth quarter of 2025, site operating expenses decreased by $29.5 million, or 15.7%, compared to the prior year period primarily due to $31.1 million of reduced expenses related to retail stores that were closed or converted to dealer locations, partially offset by an increase in same store operating expenses of $0.9 million, or 0.6%.

For the year ended December 31, 2025, site operating expenses decreased by $105.5 million, or 13.3%, compared to the prior year period primarily due to $111.7 million of reduced expenses related to retail stores that were closed or converted to dealer locations, partially offset by $3.7 million of incremental expenses related to the SpeedyQ Acquisition.

Wholesale

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Fuel gallons sold – fuel supply locations	211,406	201,317	836,232	794,796
Fuel gallons sold – consignment agent locations	37,204	38,563	152,839	154,560
Fuel contribution [1] – fuel supply locations	$13,656	$12,004	$52,510	$47,930
Fuel contribution [1] – consignment agent locations	$10,372	$10,270	$42,022	$42,420
Fuel margin, cents per gallon [2] – fuel supply locations	6.5	6.0	6.3	6.0
Fuel margin, cents per gallon [2] – consignment agent locations	27.9	26.6	27.5	27.4

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Note: Information disclosed on a "comparable wholesale sites" basis excludes wholesale sites added through acquisitions and retail stores converted to dealer locations, until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. Refer to "Use of Non-GAAP Measures" below.

For the fourth quarter of 2025, wholesale operating income increased by $3.4 million compared to the fourth quarter of 2024. Additional operating income from retail stores converted to dealer locations in the past year more than offset reduced operating income at comparable wholesale sites, which reflected the challenging macroeconomic environment.

For the fourth quarter of 2025, fuel contribution increased by $1.8 million compared to the fourth quarter of 2024. Fuel contribution for the fourth quarter of 2025 at fuel supply locations increased $1.7 million, and fuel margin per gallon increased 0.5 cents per gallon compared to the fourth quarter of 2024, due principally to incremental contribution from retail stores converted to dealer locations in the past year, which was partially offset by lower volumes at comparable fuel supply wholesale sites and decreased prompt pay discounts related to lower fuel costs. Fuel contribution at consignment agent locations increased slightly, and fuel margin per gallon increased 1.3 cents per gallon.

For the fourth quarter of 2025, other revenues, net increased by $7.0 million, and site operating expenses increased by $5.4 million, in each case as compared to the fourth quarter of 2024, resulting primarily from retail stores that the Company converted to dealer locations in the past year.

For the year ended December 31, 2025, wholesale operating income increased by $9.6 million compared to the year ended December 31, 2024. Additional operating income from retail stores converted to dealer locations more than offset reduced operating income at comparable wholesale sites, which reflected the challenging macroeconomic environment.

For the year ended December 31, 2025, fuel contribution increased $4.2 million compared to the year ended December 31, 2024. At fuel supply locations, fuel contribution for the year ended December 31, 2025 increased by $4.6 million, and fuel margin per gallon increased 0.3 cents per gallon compared to the year ended December 31, 2024, due principally to incremental contribution from retail stores converted to dealer locations, which was partially offset by decreased prompt pay discounts related to lower fuel costs and lower volumes at comparable fuel supply wholesale sites primarily due to the macroeconomic environment and severe weather conditions in January and February 2025 in certain of the markets in which the Company operates. Fuel contribution at consignment agent locations decreased by $0.4 million, while fuel margin per gallon increased 0.1 cents per gallon.

For the year ended December 31, 2025, other revenues, net increased by $23.1 million, and site operating expenses increased by $17.7 million, in each case as compared to the year ended December 31, 2024, resulting primarily from retail stores that the Company converted to dealer locations.

Fleet Fueling

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	31,420	32,888	129,459	136,104
Fuel gallons sold – third-party cardlock locations	3,463	3,239	13,389	12,814
Fuel contribution [1] – proprietary cardlock locations	$15,423	$15,823	$63,408	$62,612
Fuel contribution [1] – third-party cardlock locations	$500	$509	$2,325	$1,677
Fuel margin, cents per gallon [2] – proprietary cardlock locations	49.1	48.1	49.0	46.0
Fuel margin, cents per gallon [2] – third-party cardlock locations	14.4	15.8	17.4	13.1

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Fuel contribution for the fourth quarter of 2025 decreased by $0.4 million compared to the fourth quarter of 2024. At proprietary cardlocks, fuel contribution decreased by $0.4 million, while fuel margin per gallon increased for the fourth quarter of 2025 compared to the fourth quarter of 2024, primarily due to favorable diesel margins. At third-party cardlock locations, fuel contribution remained consistent, while fuel margin per gallon decreased for the fourth quarter of 2025 compared to the fourth quarter of 2024.

For the year ended December 31, 2025, fuel contribution increased by $1.4 million compared to the year ended December 31, 2024. At proprietary cardlocks, fuel contribution increased by $0.8 million, and fuel margin per gallon also increased for 2025 compared to 2024, primarily due to favorable diesel margins. At third-party cardlock locations, fuel contribution increased by $0.6 million, and fuel margin per gallon also increased for 2025 compared to 2024, primarily due to the closure of underperforming third-party locations.

Liquidity and Capital Expenditures

As of December 31, 2025, the Company’s total liquidity was approximately $888 million, consisting of approximately $305 million of cash and cash equivalents and approximately $583 million of availability under the Company's lines of credit. Outstanding debt was approximately $912 million, resulting in net debt, excluding lease related financing liabilities, of approximately $607 million. The APC IPO in February bolstered the Company's liquidity position, as it used the proceeds to repay approximately $184 million of indebtedness under its Capital One Line of Credit. Capital expenditures were $29.6 million and $127.3 million for the quarter and year ended December 31, 2025, respectively, including the purchase of 23 fee properties for $23.6 million, investments in NTI retail stores, remodeling of new format stores, EV chargers, upgrades to fuel dispensers and other investments in stores.

Quarterly Dividend and Share Repurchase Program

The Company’s ability to return cash to its stockholders through its cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on March 20, 2026 to stockholders of record as of March 10, 2026.

During the fourth quarter of 2025, the Company repurchased approximately 1.7 million shares of common stock under its previously announced repurchase program for approximately $7.2 million, or an average price of $4.28 per share. The Company's fourth quarter share repurchases exhausted the remaining availability under its current share repurchase program.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended December 31,		For the Year Ended December 31,
Retail Segment	2025	2024	2025	2024
Number of sites at beginning of period	1,182	1,491	1,389	1,543
Acquired sites	—	—	—	21
Newly opened or reopened sites	—	1	3	3
Company-controlled sites converted to
consignment or fuel supply locations, net	(62)	(102)	(256)	(153)
Sites closed, divested or converted to rentals	(2)	(1)	(18)	(25)
Number of sites at end of period	1,118	1,389	1,118	1,389

	For the Three Months Ended December 31,		For the Year Ended December 31,
Wholesale Segment [1]	2025	2024	2025	2024
Number of sites at beginning of period	2,053	1,832	1,922	1,825
Newly opened or reopened sites [2]	10	9	26	39
Consignment or fuel supply locations converted
from Company-controlled sites, net	62	102	256	153
Closed or divested sites	(26)	(21)	(105)	(95)
Number of sites at end of period	2,099	1,922	2,099	1,922

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended December 31,		For the Year Ended December 31,
Fleet Fueling Segment	2025	2024	2025	2024
Number of sites at beginning of period	288	281	280	298
Acquired sites	2	—	2	-
Newly opened or reopened sites	5	—	16	1
Closed or divested sites	—	(1)	(3)	(19)
Number of sites at end of period	295	280	295	280

Full Year 2026 Guidance

The Company currently expects full year 2026 Adjusted EBITDA to range between $245 million and $265 million, with an assumed range of average retail fuel margin from 41.5 to 43.5 cents per gallon.

The Company is not providing guidance on net income at this time due to the unavailability of certain required inputs that are not available without unreasonable efforts, including depreciation and amortization related to its capital allocation as part of its focus on strategic and organic growth.

Conference Call and Webcast Details

The Company will host a conference call today, February 25, 2026, to discuss these results at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 877-605-1792 or 201-689-8728.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our retail segment operates retail convenience stores under more than 25 regional store brands in the District of Columbia and more than 30 states across the Mid-Atlantic, Midwestern, Northeastern, Southeastern and Southwestern U.S. Our highly recognizable Family of Community Brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our wholesale segment supplies fuel to independent dealers and consignment agents; our fleet fueling segment includes the operation of proprietary and third-party cardlock locations (unstaffed fueling locations), and commissions from the sales of fuel using proprietary fuel cards that provide customers access to a nationwide network of fueling sites; and our GPMP segment primarily engages in inter-segment transactions related to the wholesale distribution of fuel to substantially all of our sites that sell fuel in the retail, wholesale and fleet fueling segments. In February 2026, we completed the initial public offering of our subsidiary ARKO Petroleum Corp. (Nasdaq: APC), which is the primary operating entity for the wholesale, fleet fueling, and GPMP segments. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com. To learn more about APC, visit: www.arkopetroleum.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “accretive,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; the success of the Company's transformation plan, including the dealerization of retail stores; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company discloses certain measures on a “comparable wholesale sites” basis, which is a non-GAAP measure. Information disclosed on a “comparable wholesale sites” basis excludes wholesale sites added through retail stores converted to dealers until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance.

The Company defines EBITDA as net income including net income attributable to non-controlling interests before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition and divestiture costs, share-based compensation expense, other non-cash items, certain litigation expenses, and other unusual or non-recurring charges. Both EBITDA and Adjusted EBITDA are non-GAAP financial measures.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA and Adjusted EBITDA should not be considered as alternatives to any financial measure presented in accordance with GAAP, including net income. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation, or as substitutes for the analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, comparable wholesale sites, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Company Contact

Jordan Mann

ARKO Corp.

investors@gpminvestments.com

Investor Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

ARKO@elevate-ir.com

	Consolidated Statements of Operations
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$1,422,486	$1,556,185	$6,038,934	$6,858,919
Merchandise revenue	338,116	408,826	1,482,454	1,767,345
Other revenues, net	33,612	27,098	122,083	105,698
Total revenues	1,794,214	1,992,109	7,643,471	8,731,962
Operating expenses:
Fuel costs	1,284,057	1,416,234	5,479,934	6,271,696
Merchandise costs	221,869	273,953	982,673	1,187,776
Site operating expenses	184,436	209,906	785,361	875,272
General and administrative expenses	43,308	39,690	165,711	162,920
Depreciation and amortization	33,018	33,989	134,451	132,414
Total operating expenses	1,766,688	1,973,772	7,548,130	8,630,078
Other expenses (income), net	6,074	3,962	(6,961)	7,858
Operating income	21,452	14,375	102,302	94,026
Interest and other financial income	3,134	4,229	19,531	30,591
Interest and other financial expenses	(22,944)	(23,942)	(92,855)	(97,752)
Income (loss) before income taxes	1,642	(5,338)	28,978	26,865
Income tax benefit (expense)	204	2,995	(6,342)	(6,144)
Income from equity investment	13	45	108	124
Net income (loss)	$1,859	$(2,298)	$22,744	$20,845
Less: Net income attributable to non-controlling interests	—	—	—	—
Net income (loss) attributable to ARKO Corp.	$1,859	$(2,298)	$22,744	$20,845
Series A redeemable preferred stock dividends	(1,449)	(1,445)	(5,750)	(5,750)
Net income (loss) attributable to common shareholders	$410	$(3,743)	$16,994	$15,095
Net income (loss) per share attributable to common shareholders - basic	$0.00	$(0.03)	$0.15	$0.13
Net income (loss) per share attributable to common shareholders - diluted	$0.00	$(0.03)	$0.15	$0.13
Weighted average shares outstanding:
Basic	110,681	115,771	113,312	116,139
Diluted	113,457	115,771	114,976	116,949

	Consolidated Balance Sheets
	December 31, 2025	December 31, 2024
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$305,004	$261,758
Restricted cash	18,710	30,650
Short-term investments	6,465	5,330
Trade receivables, net	87,331	95,832
Inventory	190,707	231,225
Other current assets	109,520	97,413
Total current assets	717,737	722,208
Non-current assets:
Property and equipment, net	739,570	747,548
Right-of-use assets under operating leases	1,340,450	1,386,244
Right-of-use assets under financing leases, net	144,601	157,999
Goodwill	299,973	299,973
Intangible assets, net	160,136	182,355
Equity investment	3,117	3,009
Deferred tax asset	62,625	67,689
Other non-current assets	66,603	53,633
Total assets	$3,534,812	$3,620,658
Liabilities
Current liabilities:
Long-term debt, current portion	$36,676	$12,944
Accounts payable	156,616	190,212
Other current liabilities	148,340	159,239
Operating leases, current portion	78,162	71,580
Financing leases, current portion	13,239	11,515
Total current liabilities	433,033	445,490
Non-current liabilities:
Long-term debt, net	875,469	868,055
Asset retirement obligation	89,304	87,375
Operating leases	1,374,101	1,408,293
Financing leases	199,691	211,051
Other non-current liabilities	195,975	223,528
Total liabilities	3,167,573	3,243,792

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	11	12
Treasury stock	(134,293)	(106,123)
Additional paid-in capital	291,853	276,681
Accumulated other comprehensive income	9,119	9,119
Retained earnings	100,549	97,177
Total shareholders' equity	267,239	276,866
Total liabilities, redeemable preferred stock and shareholders' equity	$3,534,812	$3,620,658

	Consolidated Statements of Cash Flows
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$1,859	$(2,298)	$22,744	$20,845
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,018	33,989	134,451	132,414
Deferred income taxes	(559)	(9,136)	5,064	(12,796)
Loss on disposal of assets and impairment charges	3,145	1,661	8,631	6,798
Gain from sale-leaseback	—	—	(20,777)	—
Foreign currency (gain) loss	(10)	(6)	(86)	35
Gain from issuance of shares as payment of deferred consideration related to business acquisition	—	—	—	(2,681)
Gain from settlement related to business acquisition	—	—	—	(6,356)
Amortization of deferred financing costs and debt discount	749	669	2,856	2,669
Amortization of deferred income	(6,414)	(4,351)	(21,758)	(14,477)
Accretion of asset retirement obligation	652	661	2,529	2,532
Non-cash rent	2,727	3,530	12,132	14,335
Charges to allowance for credit losses	(64)	112	755	845
Income from equity investment	(13)	(45)	(108)	(124)
Share-based compensation	4,294	4,077	15,172	12,339
Fair value adjustment of financial assets and liabilities	(586)	(222)	(9,695)	(10,985)
Other operating activities, net	(790)	(627)	(981)	125
Changes in assets and liabilities:
Decrease in trade receivables	25,076	21,946	7,746	38,058
Decrease in inventory	12,409	5,262	40,627	22,689
(Increase) decrease in other assets	(5,367)	(16)	(14,907)	13,893
Decrease in accounts payable	(24,470)	(18,032)	(33,976)	(24,169)
(Decrease) increase in other current liabilities	(8,262)	(20,664)	8,280	(2,820)
Decrease in asset retirement obligation	—	(634)	(604)	(917)
Increase in non-current liabilities	7,182	6,852	34,490	29,606
Net cash provided by operating activities	44,576	22,728	192,585	221,858
Cash flows from investing activities:
Purchase of property and equipment	(29,645)	(36,133)	(127,286)	(113,914)
Purchase of intangible assets	(83)	—	(83)	—
Proceeds from sale of property and equipment	3,330	2,196	7,198	53,549
Business and asset acquisitions, net of cash	(242)	—	(242)	(54,549)
Loans to equity investment, net	573	14	621	56
Net cash used in investing activities	(26,067)	(33,923)	(119,792)	(114,858)
Cash flows from financing activities:
Receipt of long-term debt, net	1,536	—	38,838	47,556
Repayment of debt	(5,478)	(5,794)	(24,102)	(26,357)
Principal payments on financing leases	(1,389)	(1,360)	(5,704)	(4,940)
Early settlement of deferred consideration related to business acquisition	—	—	—	(17,155)

Payment of Additional Consideration	(3,210)	(3,354)	(3,210)	(3,354)
Common stock repurchased	(7,191)	—	(27,964)	(31,989)
Dividends paid on common stock	(3,334)	(3,473)	(13,622)	(14,015)
Dividends paid on redeemable preferred stock	(1,449)	(1,445)	(5,750)	(5,750)
Net cash used in financing activities	(20,515)	(15,426)	(41,514)	(56,004)
Net (decrease) increase in cash and cash equivalents and restricted cash	(2,006)	(26,621)	31,279	50,996
Effect of exchange rate on cash and cash equivalents and restricted cash	(9)	18	27	(9)
Cash and cash equivalents and restricted cash, beginning of period	325,729	319,011	292,408	241,421
Cash and cash equivalents and restricted cash, end of period	$323,714	$292,408	$323,714	$292,408

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Net income (loss), including net income attributable to non-controlling interests	$1,859	$(2,298)	$22,744	$20,845
Interest and other financing expenses, net	19,810	19,713	73,324	67,161
Income tax (benefit) expense	(204)	(2,995)	6,342	6,144
Depreciation and amortization	33,018	33,989	134,451	132,414
EBITDA	54,483	48,409	236,861	226,564
Acquisition and divestiture costs (a)	2,804	1,249	6,545	5,168
APC IPO costs (b)	541	—	1,897	—
Loss (gain) on disposal of assets and impairment charges (c)	3,145	1,661	(12,146)	6,798
Share-based compensation expense (d)	4,294	4,077	15,172	12,339
Income from equity investment (e)	(13)	(45)	(108)	(124)
Taxes paid (received) in arrears (f)	235	—	305	(1,427)
Adjustment to contingent consideration (g)	(391)	978	(2,207)	(20)
Expenses related to wage and hour claim settlement (h)	466	—	2,517	—
Other (i)	135	519	(183)	(438)
Adjusted EBITDA	$65,699	$56,848	$248,653	$248,860

Additional information
Non-cash rent expense (j)	2,727	3,530	12,132	14,335

(a) Eliminates costs incurred that are directly attributable to business acquisitions and divestitures (including conversion of retail stores to dealer locations) and salaries of employees whose primary job function is to execute the Company's acquisition and divestiture strategy and facilitate integration of acquired operations.

(b) Eliminates one-time costs incurred related to the APC IPO, which closed on February 13, 2026.

(c) Eliminates the non-cash loss from the sale or disposal of property and equipment, the loss recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites, and a $20.8 million gain related to the expiration in the second quarter of 2025 of a real estate purchase option acquired in 2021 that was accounted for as a sale-leaseback.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate the Company's employees and members of the Board.
(e) Eliminates the Company's share of income attributable to its unconsolidated equity investment.
(f) Eliminates the payment (receipt) of historical fuel, franchise and other tax amounts for multiple prior periods.
(g) Eliminates fair value adjustments primarily related to the contingent consideration owed to the seller for the 2020 Empire acquisition.
(h) Eliminates non-recurring expenses accrued in net income related to a wage and hour collective action settlement.
(i) Eliminates other unusual or non-recurring items that the Company does not consider to be meaningful in assessing operating performance.

(j) Non-cash rent expense reflects the extent to which GAAP rent expense recognized exceeded (or was less than) cash rent payments. GAAP rent expense varies depending on the terms of the Company's lease portfolio. For newer leases, rent expense recognized typically exceeds cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than cash rent payments.

Supplemental Disclosures of Segment Information

Retail Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$652,467	$779,352	$2,835,661	$3,509,935
Merchandise revenue	338,116	408,826	1,482,454	1,767,345
Other revenues, net	15,136	15,768	59,020	65,264
Total revenues	1,005,719	1,203,946	4,377,135	5,342,544
Operating expenses:
Fuel costs [1]	555,031	679,140	2,440,953	3,081,719
Merchandise costs	221,869	273,953	982,673	1,187,776
Site operating expenses	158,445	187,981	685,144	790,645
Total operating expenses	935,345	1,141,074	4,108,770	5,060,140
Operating income	$70,374	$62,872	$268,365	$282,404

[1] Excludes the estimated fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Wholesale Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$648,685	$652,016	$2,700,838	$2,799,869
Other revenues, net	15,720	8,681	52,270	29,140
Total revenues	664,405	660,697	2,753,108	2,829,009
Operating expenses:
Fuel costs [1]	624,657	629,742	2,606,306	2,709,519
Site operating expenses	16,352	10,997	57,406	39,679
Total operating expenses	641,009	640,739	2,663,712	2,749,198
Operating income	$23,396	$19,958	$89,396	$79,811

[1] Excludes the estimated fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$115,577	$117,196	$474,796	$515,462
Other revenues, net	2,380	2,131	8,983	9,135
Total revenues	117,957	119,327	483,779	524,597
Operating expenses:
Fuel costs [1]	99,654	100,864	409,063	451,173
Site operating expenses	5,989	6,056	26,120	24,917
Total operating expenses	105,643	106,920	435,183	476,090
Operating income	$12,314	$12,407	$48,596	$48,507

[1] Excludes the estimated fixed fee paid to the GPMP segment for the cost of fuel.

GPMP Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue – inter-segment [1]	$1,122,980	$1,265,623	$4,835,588	$5,607,388
Fuel revenue – external customers	—	607	849	3,624
Other revenues, net	187	200	727	838
Other revenues, net – inter-segment [1]	2,783	2,840	11,120	11,236
Total revenues	1,125,950	1,269,270	4,848,284	5,623,086
Operating expenses:
Fuel costs	1,100,602	1,242,091	4,744,771	5,513,092
General and administrative expenses	780	960	3,244	3,585
Depreciation and amortization	1,840	1,840	7,359	7,371
Total operating expenses	1,103,222	1,244,891	4,755,374	5,524,048
Operating income	$22,728	$24,379	$92,910	$99,038

[1] Includes the estimated fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.